Exhibit 21.1
Subsidiaries of ZoomInfo Technologies Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ZoomInfo Intermediate Inc.	Delaware
ZoomInfo Holdings LLC	Delaware
ZoomInfo Midco LLC	Delaware
ZoomInfo LLC	Delaware
Clickagy LLC	Delaware
ZoomInfo Technologies LLC	Delaware
ZoomInfo Finance Corp.	Delaware
Neverbounce, LLC	Delaware
ZoomInfo Ruby LLC	Delaware
ZoomInfo International, LLC	Delaware
ZoomInfo Apollo LLC	Delaware
Datanyze, LLC	Delaware
DiscoverOrg Acquisition (Komiko), LLC	Delaware
ZoomInfo Israel Ltd	Israel
AffectLayer, Ltd.	Israel
InsentApp India Private Limited	Israel
AffectLayer Software Corp.	Canada
ZoomInfo Australia Pty Ltd.	Australia
ZoomInfo UK Ltd.	UK
EverString Technology LLC	Delaware